ASSET PURCHASE AND SALE AGREEMENT

between

KeyOn Communications Holdings, Inc.

as Buyer,

and

On A Wave Wireless, Inc.,

as Seller

Dated as of October 23, 2010

i

SCHEDULES

1.40	Required Consents
1.43	Subscribers
1.48	Tower Leases
1.49	Transport and Termination Agreements
2.2	Debt Assumption
4.4	Contracts
4.5	Encumbrances
4.6	Condition of Assets
4.7	Litigation
4.8	Secured Creditors
4.9	Indebtedness for Borrowed Money
4.12	Intellectual Property
4.17	Absence of Certain Changes
4.18	Relations with Suppliers

Exhibits

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Non-compete for Seller

v

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 23 day of October, 2010 by and between KeyOn Communications Holdings, Inc., a corporation formed and existing under the laws of the State of Delaware, or a wholly-owned subsidiary thereof (“Buyer”), on the one hand and On a Wave Wireless, Inc. a corporation formed and existing under the laws of the State of Iowa (“Seller” or “OWW”), on the other. Buyer and Seller are hereinafter, at times, collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Seller owns and operates, among other things, a wireless broadband service provider business which provides wireless Internet access and other related Internet services to customers in Iowa under the brand name “Onawave” and Seller owns certain assets used in providing such services to the customers of OWW (the “Business”); and

WHEREAS, Buyer desires to buy and Seller desires to sell, substantially all of the assets used primarily in the Business, all of the customers in the Business, and the goodwill related to the Business on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intended to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

1.1. “Accounts Receivable” shall mean the rights of Seller as of the Closing Date to payment for services performed or to be performed for customers of the Business, whether earned or unearned, provided such receivables are not older than thirty (30) days and for which no reserve allowance has been previously made.

1.2.  “Accounts Payable” shall mean the obligations of Seller as of the Closing Date to pay for services received, provided such payables have occurred in the Ordinary Course of Business and were incurred not more than 30 days prior to Closing.

1.3. “Accrued Expenses” shall mean the obligations of Seller as of the Closing Date to pay for services received from third parties prior to the Closing, yet due and owing at some date after the Closing Date, provided such payables have occurred in the Ordinary Course of Business, this shall include payroll and payroll taxes due.

1.4. “Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, any Subsidiary of such Person. “Controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

1.5. “Agreement” shall mean all or any part of this Asset Purchase and Sale Agreement, including all schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

1.6. “Assets” shall have the meaning ascribed to it in Section 2.1(a).

1.7. “Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2(a).

1.8. “Bill of Sale and Assignment and Assumption Agreement” shall mean the Bill of Sale and Assignment and Assumption Agreement from Seller in the form of Exhibit A attached hereto.

1.9. “Business” shall have the meaning set forth in the recitals to this Agreement.

1.10. “Buyer Indemnified Parties” shall have the meaning ascribed to it in Section 10.2.

1.11. “Capital Leases” shall mean those equipment and other leases that may be assumed by Buyer as listed in Schedule 1.11.

1.12. “Closing” shall mean the closing of the purchase and sale of the Assets as contemplated by this Agreement, as set forth with more specificity in Article 9 herein.

1.13. “Closing Date” shall mean a date that is five (5) business days after the conditions set forth in Articles 7 and 8 have been satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived and the Required Consents set forth in Section 9.2 have been procured and delivered, or such other date that is agreed to in writing by the Seller and the Buyer. The Parties shall make all commercially reasonable efforts to effect a Closing no later than thirty (30) days from the mutual execution of the Agreement, provided, however, said date may be extended to such other date as is mutually agreed to in writing by the Parties.

1.14. “Closing Payment” shall have the meaning ascribed to it in Section 3.1(a).

1.15. “Closing Cash Payment Deliverables” shall have the meaning ascribed to it in Section 3.1(a).

1.16. “Competing Transaction” shall mean any business combination or recapitalization involving Seller or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, Seller or any other similar transaction with respect to Seller involving any Person or entity other than Buyer other than a transaction involving the Excluded Assets.

1.17. “Contracts” shall mean the material contracts, agreements and arrangements set forth on Schedule 4.4 attached hereto.

1.18. “Deferred Revenue” shall mean all subscription revenue billed to Subscribers with respect to billing periods in excess of one month in the Ordinary Course of Business and consistent with Seller’s past practices of determining deferred revenue for its financial statements, whether collected in cash or still remaining as an Accounts Receivable, for which Seller remains obligated to provide service.

1.19. “Encumbrances” means any and all encumbrances, mortgages, pledges, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Assets.

1.20. “Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

1.21. “FCC” shall mean the Federal Communications Commission.

1.22. “Financial Statements” means: (a) the related statements of operations, cash flows and stockholders’ equity and members’ capital of Seller for the fiscal years ending 2009 and monthly through September, 2010, and (b) the unaudited balance sheet of Seller as of September, 2010 and each subsequent month through Closing.

1.23. “GAAP” means generally accepted accounting principles, consistently applied in the United States.

1.24.  “Individual Qualified Subscriber Value” shall mean Three Hundred and Seventy Eight and 00/100 ($378.00) dollars per Qualified Subscriber.

1.25. “Intellectual Property” means all patents, trademarks, trademark applications, intent to use trademark applications, service marks, copyrights, trade names (including, without limitation, “Onawave”), franchises, intellectual property rights, proprietary rights, know-how and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith, including, without limitation the tswireless.net domain names and e-mail addresses associated with the Business.

1.26. “Liability” or “Liabilities” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequentially and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

1.27. “Licenses and Permits” shall have the meaning set forth in Section 4.3.

1.28. “Lien” means any mortgage, deed of trust, pledge, hypothecation, title defect, voting trust agreement, restriction, condition, easement, agreement to sell or purchase, preemptive right, right of first refusal, right of possession or use, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, including any written or oral contract to give or grant any of the foregoing.

1.29. “Losses” means any and all damages (inclusive of any punitive damages), costs, liabilities, losses, judgments, penalties, fines, expenses or other costs (including reasonable attorney’s fees, costs of defense and costs of collection, but excluding consequential damages, lost profits and lost business opportunities).

1.30. “Material Adverse Effect” means a material adverse effect on the applicable party’s: (a) assets, operations, or financial condition (other than those solely resulting from any possible industry-wide changes, general economic conditions or the unforseeable affects of competition) resulting in a reduction of ten (10) percent or more of monthly gross revenue of the Business; or (b) ability to consummate the transactions contemplated by this Agreement.

1.31. “Net Working Capital” shall mean that amount at Closing that is calculated in accordance with the following formula: (a) Accounts Receivable, plus (b) Prepaid Expenses less the sum of (c) Accounts Payable, (d) Deferred Revenue, and (e) Accrued Expenses.

1.32. “Net Working Capital Credit” shall mean a Net Working Capital determination at Closing that is greater than zero.

1.33. “Net Working Capital Deficit” shall mean a Net Working Capital determination at Closing that is less than zero.

1.34. “Notice of Claim” shall have the meaning set forth in Section 10.4 and Article 10 generally.

1.35. “Ordinary Course of Business” means the ordinary course of the Business consistent with past practice (including, but not limited to, with respect to quantity and frequency).

1.36. “Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).

1.37. “Prepaid Expenses” shall mean those obligations of the Business which the Business has satisfied prior to Closing as a result of payment, but has not yet received or used the corresponding goods and/or services from third parties.

1.38. “Purchase Price” shall mean the number of Qualified Subscribers at Closing multiplied by the Individual Qualified Subscriber Value and adjusted by those Purchase Price Adjustments arising under Section 3.2 and all proration adjustments pursuant to this Agreement, to the extent known or then subject to calculation on the Closing Date.

1.39. “Purchase Price Adjustments” shall have the meaning ascribed to it in Section 3.2.

1.40. “Qualified Subscriber(s)” shall mean Subscribers who receive wireless Internet access and related services based upon a price plan and promotion existing prior to execution of this Agreement whose payment status is not more than thirty (30) days delinquent on the Closing

Date and has not previously indicated to the Seller that it intends to terminate its service. Seller has reported 245 Subscribers as of August 31, 2010 and a final list of Qualified Subscribers shall be provided to Buyer as provided in Section 7.1 (a).

1.41. “Required Consents” shall mean the written consents necessary to close the transaction contemplated herein, which Required Consents are set forth in Schedule 1.41 attached hereto.

1.42. “Secured Creditors” shall mean those creditors of the Business or its Affiliates with security interests in the Assets as detailed in Schedule 4.8.

1.43. “Seller Indemnified Parties” shall have the meaning ascribed to it in Section 10.2.

1.44. “Subscriber(s)” shall mean each customer of the Business who receives high-speed wireless Internet or related services from the Business pursuant to a bona fide subscriber agreement, whether or not such subscriber agreement has previously expired, been renewed or presently is in effect. A complete list of Subscribers as of September 30, 2010 are set forth in Schedule 1.44 as attached hereto.

1.45. “Taxes” means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller with respect to the Business, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.

1.46. “Tower Leases” shall mean lease and/or sublease agreements by and between Seller and a third-party lessor or sublessor concerning locations used in connection with the Business as listed on Schedule 1.46 attached hereto.

1.47. “Transport Agreements” shall mean agreements, leases and/or subleases by and between Seller and a third-party concerning Internet bandwidth used in connection with the Business as listed on Schedule 1.47 attached hereto.

1.48. “UCC” shall mean the Uniform Commercial Code as amended from time to time.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1.  Sale and Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller , free and clear of all Encumbrances (other than the Assumed Liabilities), all of the Seller’s rights, title and interest in and to the Assets. Buyer shall be entitled to possession of the Assets upon the Closing.

(a)	“Assets” shall consist of the following:

(i)

all of Seller’s tangible personal property in OWW and the Business (including, without limitation, all equipment, machinery, inventory, parts, leasehold improvements and supplies owned by Seller and located at either customer sites or tower sites, or the corporate office and with resellers used by Seller in the Business);

(ii)	the Tower Leases and Transport Agreements and those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(iii)	the Subscribers;
(iv)

Unearned cash relating to all Deferred Revenue of the Seller for which Buyer is obligated to provide service on the basis of worked performed rather than pro rata, based upon the prior year’s services;

(v)	the Accounts Receivable;
(vi)	all warranties held by Seller with respect to the Assets to the extent such warranties are assignable;
(vii)

all financial and operating records related solely to the Business (including all of the customer lists, books and records, engineering data, equipment lists, parts lists, reseller lists, and customer correspondence and telephone logs relating to the Business) in Seller’s possession on the Closing Date, provided Seller may retain a copy of such records for administrative and audit related purposes only;

(viii)	all of Seller’s goodwill associated solely with the Business;
(ix)	the software used in the Business, to the extent such software is assignable;
(x)	all Prepaid Expenses of the Business; and
(xi)	all Intellectual Property of the Business, to the extent assignable
(b)

Excluded Assets. Notwithstanding any provision to the contrary contained in this Agreement, the following items shall not be included in the Assets: (i) The Business’s cash and cash equivalents except as otherwise provided, sums in checking, clearing and depository accounts, credit cards or accounts, investments, and accounts receivable relating to subscribers of the Business’s services who have been cancelled prior to Closing, (ii) the building occupied by the Seller located at 905 Iowa Avenue, Onawa, Iowa 51040, (iii) any assets and records not relating to the Business and all corporate, accounting and tax records relating to the Business, (vi) employee benefit plans (whether or not covered by ERISA (as defined herein)), and (vii) Seller’s rights under this Agreement and the ancillary agreements thereto.

2.2.  Assumption of Certain Obligations. Buyer shall assume only those liabilities related to the Business or Assets which are referred to in Section 2.2(a) or are otherwise expressly assumed in this Agreement (the "Assumed Liabilities").

(a)	“Assumed Liabilities” include:
(i)	Accounts Payable and Accrued Expenses of Business;
(ii)	those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(iii)	the Tower Leases;
(iv)	the Transport Agreements;
(v)	Certain secured debt obligations as detailed on Schedule 2.2 (the “Debt Assumption”);
(vi)

all obligations of Seller arising or accruing after the Closing Date in respect of the Business’ contracts, agreements and arrangements with Subscribers which were entered into in the Ordinary Course of Business; and

(vii)

all obligations of Seller for goods and services to be supplied to the Business in the Ordinary Course of Business after the Closing, provided that each such obligation does not require payment greater than $2,500 per annum and can be cancelled by Buyer on not more than 60 days’ notice.

2.3.  Excluded Liabilities. Except as expressly set forth above in Section 2.2, Buyer is not assuming any liabilities or obligations of, or related to, Seller, the Assets or the Business, and Seller agrees to pay and discharge all such non-assumed liabilities and obligations as and when the same become due and payable. Without limiting the generality of the foregoing, other than the Assumed Liabilities, in no event shall Buyer assume or incur any liability or obligation under Section 2.2 or Section 2.3 or otherwise in respect of any of the following:

(a)	any liability or obligation under any Contract arising or accruing or relating to any period prior to the Closing Date, whether related to the Assets or otherwise;
(a)	except where otherwise provided, any indebtedness for borrowed money, whether related to the Assets or otherwise;
(b)

any breach of contract, product liability or similar claim, regardless of when made or asserted, which accrued or which arises out of, or is based upon, any act, express or implied representation, warranty, agreement or guarantee made by Seller or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, to the extent in connection with any service performed or product designed, sold, or leased by or on behalf of Seller or OWW on or prior to the Closing Date;
(c)

any federal, state or local income or other Tax (i) payable with respect to the Business, Assets, properties or operations of Seller or OWW for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the consummation by Seller of this Agreement and the transactions contemplated hereby;

(d)	any liability or obligation to any employees, agents or independent contractors of Seller or under any benefit arrangement with respect thereto;
(e)

any Subscriber or other customer claims, charge-backs, or related liability or obligations that are outside of those incurred in the Ordinary Course of Business, and are attributable to periods and arising from sales of goods or services occurring prior to the Closing Date provided however that product returns in the Ordinary Course of Business consistent with past practice of Seller and the Business shall be assumed by the Buyer;

(f)

any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses; and

(g)	of counsel, accountants and other experts.

2.4  Procedures for Assets Not Transferable. If any Contract, permit, Asset or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the consent of a third party, and such consent has not been obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Buyer shall not assume Seller’s obligations with respect thereto, but Seller shall diligently use its best efforts to obtain such consent as soon as possible after the Closing Date. With respect to each such Asset, Contract, property or right for which a necessary consent has not been obtained (excluding nontransferable governmental Permits), Seller shall use all commercially reasonable efforts to otherwise obtain for Buyer, at no additional cost to Buyer, the benefits of such Contract, property or right until such consent is obtained.

ARTICLE 3

PURCHASE PRICE

3.1.  Purchase Price. Provided that Seller delivers 245 Qualified Subscribers as of the Closing Date, in full consideration of the sale and purchase of the Assets as set forth herein, Buyer shall pay to Seller an amount equal to $92,500, as described in this Section. The Purchase Price is calculated by the number of Qualified Subscribers as of the Closing Date, multiplied by the Individual Qualified Subscriber Value (the “Total Qualified Subscriber Value”). To the extent number of Qualified Subscribers as of the Closing Date exceeds 245, the Purchase Price shall be increased by the number of Qualified Subscribers greater than 245 multiplied by the Individual Qualified Subscriber Value. However, to the extent the number of Qualified Subscribers as of the Closing Date is less than 245, the Purchase Price shall be reduced by the number of Qualified Subscribers multiplied by the Individual Qualified Subscriber Value. The Total Qualified Subscriber Value shall then be adjusted by the Purchase Price Adjustment as provided in Section 3.2, which final amount shall constitute the “Purchase Price”. The Purchase Price shall be paid in the following manner:

(a)

Buyer shall pay to Seller, in cash at Closing the amount of Thirty Three Thousand and Five Hundred Dollars ($33,500.00), provided that the amount of cash at Closing shall increase or decrease, if applicable, as determined by the Purchase Price Adjustments described in Section 3.2 (the “Closing Cash Payment”). Buyer and Seller shall determine the Purchase Price, including all Purchase Price Adjustments arising under Section 3.2 and all proration adjustments pursuant to this Agreement, to the extent known or then subject to calculation, on the Closing Date, which estimate shall be provided by Seller to Buyer for Buyer’s review and approval no later than two business days prior to the Closing Date; to the extent such Purchase Price Adjustments and the following items: a) executed site leases for existng sites without written agreements, b) Required Consents, and c) all requested internet protocol address information, (collectively defined as “Closing Cash Payment Deliverables,”) are not provided two business days prior to the Closing Date, Buyer shall withhold thirty percent (30%) of the Closing Cash Payment until such Purchase Price Adjustments are calculated and Closing Cash Payment Deliverables are provided to Buyer for Buyer’s review and approval, upon such review and approval, Buyer shall then pay the balance of the Closing Cash Payment as applicable;

(b)	On the 6 (six) month anniversary of the Closing Date, the Buyer shall make a payment of Thirty Three Thousand and Five Hundred Dollars ($33,500.00), less any Debt Assumption described herein; and
(c)	On the 12 (twelve) month anniversary of the Closing Date, the Buyer shall make a final payment of Twenty Six Thousand Dollars ($26,000.00).

3.2.  Purchase Price Adjustments. The Purchase Price is subject to adjustment as follows (the “Purchase Price Adjustments”):

(a)

To the extent there is a Net Working Capital Deficit as of the Closing Date, the Closing Payment shall be reduced, on a dollar for dollar basis, for every dollar of Net Working Capital Deficit at Closing;

(b)

To the extent there is a Net Working Capital Credit as of the Closing Date, the Closing Payment shall be increased, on a dollar for dollar basis, for every dollar of Net Working Capital Credit at Closing; and

(c)	The Purchase Price shall be decreased, on a dollar for dollar basis, by the amount of principal and interest assumed by the Buyer, if any.
(d)

For each Qualified Subscriber above or below 245 at the closing, there shall be a corresponding adjustment, either up or down as applicable, to the Purchase Price calculated as $378 multiplied by the numbers of wireless broadband subscriber that differ from the reported Qualified Subscriber as of August 31, 2010.

(e)

After the Closing Date, Buyer and Seller’s designees shall jointly work to create a viable business model for the site commonly known as “Woodlands Camp Ground.” It is understood by and between the parties that this model may require additional capital, among other things. At the six month anniversary of the Closing Date, to the extent Buyer and Seller are successful, Buyer shall provide additional compensation to Seller’s designees, which compensation shall be mutually agreed upon by the Parties.

3.3  Right of Off-Set. In the event of a breach by Seller of any of the representations and warranties described in Article 4 or Section 6.12 that result in compensatory damages to Buyer, Buyer shall be entitled to make a deduction or off-set in that amount to any of the Post Closing Payments, if and when discovered by Buyer. However, prior to making such off-set, Buyer shall provide to Seller evidence in writing of monetary damages or other incurred costs, prior to any deduction. In the event that Seller disputes such amounts, Buyer and Seller shall submit to binding arbitration in Monona County, Iowa for a final determination.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transaction contemplated hereby, Seller represents and warrants to Buyer as follows as of the date hereof:

4.1  Organization, Qualification and Authority. The Seller is an Iowa corporation duly organized and validly existing under the laws of its State’s jurisdiction, and is in good standing and duly qualified to do business in all jurisdictions where the operation of the Business or the ownership of its properties make such qualification necessary. Seller has full power and authority to own, lease and operate the Assets and its facilities as presently owned, leased and operated, and to carry on the Business as it is now being conducted. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller or any other Person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. In order to effectuate the transactions contemplated in this Agreement, this Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2  No Violations. Other than obtaining the Required Consents, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not: (a) conflict with or violate any provision of the articles of organization, by-laws, the operating agreement, if any, or any similar organizational documents of Seller, and/or (b) to Seller’s knowledge (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the capital stock or Assets of Seller or the Business pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Contract, judgment or decree to which Seller or the Business is subject or by which any of the Assets are bound.

4.3  Licenses and Permits. Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary for Seller to occupy, operate and conduct the Business as now conducted and to own and operate the Assets, except to the extent the failure of possessing such items would not have a Material Adverse Effect on the Business, and there does not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or, to Seller’s knowledge, any other party under any of the Licenses and Permits, and there exists no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits. Seller shall assume no post closing Liabilities relating to the transfer of Licenses and Permits.

4.4  Contracts. Schedule 4.4 sets forth a complete and correct list of all Contracts (other than agreements with Subscribers) to which the Business is a party or to which the Assets are subject. Except as set forth on Schedule 4.4, neither OWW nor the Seller is in breach of any of the Contracts nor, to Seller’s knowledge, is any third party in breach of any of such Contracts. True and complete copies of all Contracts set forth on Schedule 4.4 have previously been delivered to Buyer.

4.5  Title to Assets. Seller will deliver good, marketable, and exclusive title to the Assets free and clear of all Encumbrances at Closing, except as set forth on Schedule 4.5. Except where otherwise provided, to the extent any assets of the Business are transferred to Buyer without good, marketable and exclusive title, Buyer shall withhold any out-of-pocket, or indirect costs incurred in the process of obtaining or defending such good and marketable title from any payment described in Section 3.1.

4.6  Condition of Assets. To Seller’s knowledge, all the material tangible Assets in current use are at present, and will be as of the Closing Date, in good operating condition and suitable for their intended use, ordinary wear and tear excepted. Seller further represents and warrants that there are no known material

4.7  Litigation. Except as otherwise set forth in Schedule 4.7, the Seller has not received notice and is not reasonably aware of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, employment rights or obligations, public health and safety and occupational health). Except as otherwise set forth in Schedule 4.7, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s knowledge, threatened involving Seller, OWW or any of the Assets or the Business, and to Seller’s knowledge there exists no reasonable basis for the bringing of any such claim.

4.8  Secured Creditors. Except as detailed in Schedule 4.8, Seller and its Affiliates shall have no other indebtedness which creates a secured interest in any of the Assets. Upon Closing, the Seller shall make all payments to the Secured Creditors in order to satisfy in full the balance due the Secured Creditors. In exchange for such payment, the Secured Creditors shall release all securities, claims and rights against the Assets, as well as all UCC filings indicating such claims.

4.9  Indebtedness for Borrowed Money. At the Closing, neither the Seller nor its Affiliates shall have any indebtedness for borrowed money other than those debts set forth on Schedule 4.9 which have been accrued but not paid as of Closing and are being made in the Ordinary Course of Business.

4.10  Insurance. Seller has in effect and has continuously maintained general liability and casualty insurance for the Assets and the Business which, to Seller’s knowledge, is appropriate and adequate coverage for such assets and operations. Seller is not in default or breach in any material respect of such insurance policies, nor has Seller failed to give any notice or to present any material claim there under in due and timely fashion.

4.11  Broker’s or Finder’s Fee. Seller has not employed nor is Seller liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

4.12  Intellectual Property. All material Intellectual Property owned by the Business or the Seller and used in connection with the Business is listed and described on Schedule 4.12. No proceedings have been instituted or are pending or, to Seller’s knowledge, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property. To Seller’s knowledge, there has been no other use or infringement of any of such Intellectual Property by any other person.

4.13  Taxes. As they relate to the Business, Seller and OWW have filed all federal, state and local income tax returns, and to Seller’s knowledge Seller and OWW have filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including, without limitation, returns in respect of withholding and unemployment tax), required to be filed by it and has paid all taxes shown as owing by it pursuant to such returns, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due and delinquent for which adequate provision has been made. Seller has paid or will pay as they become due all sales, use and employment Taxes the nonpayment of which may give rise to successor liability under applicable state laws. Seller is not aware of any tax audits proposed or pending by any federal, state or local authorities pertaining to Seller, the Assets or the Business.

4.14  Bankruptcy. Neither the Seller nor OWW are in bankruptcy as of the Closing Date and none of the Assets are subject to the jurisdiction of the United States Bankruptcy Court.

4.15  Financial Statements. Seller has delivered complete copies of the Financial Statements to Buyer. The Financial Statements are true and correct in all material respects for the periods covered and fairly present the financial position and the results of operations of OWW and the Business as of the dates and for the periods therein specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for accruals normally performed at year-end and other customary year-end adjustments in accordance with GAAP. To Seller’s knowledge, the books of account of the Seller and OWW have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Seller and OWW have been properly recorded in such books in all material respects.

4.16  Absence of Certain Changes. Except as set forth on Schedule 4.16, since August 31, 2010, Seller has operated the Business in the Ordinary Course of Business, and, since August 1, 2010:

(a)	there has not been any Material Adverse Effect;
(b)

Seller has not entered into any new agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), excluding renewals, which could involve more than $10,000.00 or outside the Ordinary Course of Business;

(c)	no Person (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) which could involve more than $10,000.00 to which the Seller is a party or by which it is bound;
(d)	Except where otherwise provided, Seller has not permitted the imposition of any Lien upon any of the Assets;
(e)

with respect to, or as it relates to the Business, Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than those listed on Schedules 1.14 and 4.8;

(f)	Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
(g)	Seller has not experienced any material damage, destruction or Loss (whether or not covered by insurance) to its tangible property;
(h)

Seller has not made any loan to, or entered into any other transaction with, any of its shareholders or their Affiliates outside the Ordinary Course of Business, other than unsecured loans to Seller by such Affiliates;

(i)	Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
(j)

Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its employees or their Affiliates (or taken any such action with respect to any other employee benefit plan) other than those previously disclosed to Buyer;

(k)	Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and
(l)	Seller has not committed to any of the foregoing.

4.17  Relations with Suppliers. Except as set forth on Schedule 4.17, there are no facts or circumstances known to Seller in the dealings between OWW and any of the Business’s primary vendors that would: (a) have a Material Adverse Effect on or preclude the performance of the Contracts after the Closing or (b) cause any such vendor to cease providing goods and services in the same manner and at the same volume as currently provided.

4.18  No Third-Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Business’s assets, properties or rights included in the Assets or any interest therein.

4.19  Receivables. Accounts Receivable included in the Assets represent bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Seller’s knowledge there is no pending or threatened contest, claim or right of set-off which may be asserted by any debtor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.20  Environmental Matters. Seller has owned the Assets and the Business in compliance with all applicable federal, state, foreign and local laws and regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes to the extent regulated by such laws and regulations.

4.21  Product and Service Warranties. There are no express warranties, written or oral, with respect to any products or services of the Business; (b) there are no pending or, to Seller’s knowledge, threatened claims with respect to any such warranty; and (c) there are no product or service liability claims (whether arising for breach of warranty or contract, or for negligence or other tort, or under any statute) pending or, to Seller’s knowledge, threatened against or involving OWW or the Business or any product or service of Seller, and since January 1, 2010, no such claims have been settled, adjudicated or otherwise disposed of for which Seller has paid more than $5,000.00 individually.

4.22  Availability of Documents. Seller has made available to Buyer copies of all material documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, Intellectual Property listed in the Schedules hereto or referred to herein. Such copies are true, correct and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

4.23  Compliance with Law. OWW and the Business have complied in all material respects with, and is not in violation in any material respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which the Business is subject, including rules, regulations or orders of the FCC, and have not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of the Assets.

4.24  Financial Data. Seller has delivered to Buyer lists of the following: the Business’s accounts payable as of September 30, 2010, Business’s accounts receivable as of September, 2010, the Business’s pre-paid expenses as of September 30, 2010, the Business’s accrued expenses as of September 30, 2010, and the Business’s Deferred Revenue as of September 30,, 2010. These lists of financial data are true and correct in all material respects as of September 30, 2010. In addition, Seller will provide certain financial data pursuant to Section 9.2(g) below, which information shall be used for purposes of making the Purchase Price Adjustments. Seller represents and warrants that the financial information provided pursuant to Section 9.2(g) is true and correct in all material respects as of the date it is provided.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows as of the date hereof:

5.1 Organization, Qualification and Authority. Buyer is a corporation duly formed, validly existing and in good standing under the laws of laws of its State’s jurisdiction. Buyer has full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer have been duly authorized by all necessary action on the part of Buyer. No other action, consent or approval on the part of Buyer, any member of Buyer, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

5.2  No Violations. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not (a) conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer, and (b) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the shares of Buyer, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, order, judgment or decree to which Buyer is subject or by which any of its assets are bound, except where such conflict or violation would not result in a Material Adverse Effect.

5.3  Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

5.4  No Governmental or Other Authorization Required. Except as otherwise set forth herein, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and any related documents or its consummation of the transactions contemplated hereby and thereby.

5.5  Commissions. Buyer represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement. If Buyer has retained or been represented by a broker or finder in this transaction, Buyer shall indemnify Seller from any claims for fees or commissions by such person.

ARTICLE 6

ADDITIONAL COVENANTS

6.1  Due Diligence and Access to Information and Facilities. This transaction shall be subject to the completion of Buyer’s satisfactory business, financial, accounting and legal due diligence, including but not limited to the following items:

(a)	forecasted growth/churn of Subscribers;
(b)	terms of existing internet transport/termination agreements;
(c)	current and forecasted network capital expenditures;
(d)	accounts receivable aging/uncollectible accounts;
(e)	any material encumbrances associated with any of the Assets;
(f)	network performance and quality of network elements in service; and
(g)	Subscriber contracts and analysis of Subscriber satisfaction.

Until one year after the Closing Date, Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller’s possession or control, subject to reasonable advance notice and requirements that Buyer not interfere with the operations and activity of the Business; provided, that Seller shall have the right to have a representative present during such investigations and inspections.

6.2  Continued Efforts. Seller and Buyer shall each use commercially reasonable efforts to: (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of each party; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of each party; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations (other than those representations and warranties which are confined to a specific date) true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.3  Operation of Business Prior to Closing.  From the date hereof until the Closing Date, Seller, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, shall: (a) operate the Business only in the Ordinary Course of Business, (b) maintain all currently in use tangible Assets in good operating condition suitable for their intended use subject to ordinary wear and tear, (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business and the

Assets, and (d) exercise commercially reasonable efforts to maintain the Subscribers and retain the services of employees of the Business. From the execution of this Agreement through the Closing Date, Seller will continue to operate the Business in substantially the same manner as above, and agrees (a) not to increase the monthly rates of the current service packages provided to Subscribers as of the Closing Date, (b) not to increase any salaries or benefits for any employees, except for the retention packages made to certain employees and previously disclosed to Seller, and (c) not to make any expenditures of capital exceeding $10,000 or assume any new obligations that exceed $5,000 on a monthly recurring basis, without first obtaining the written consent of Buyer.

6.4  Records of the Business. For a period of two years following the Closing Date or for such longer period as the statute of limitations applicable to claims for Taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller’s request, access to and the right to make copies of those records and documents which report the conduct of the Business prior to the Closing Date or the results thereof as may be necessary in connection with Seller's affairs or the Business. If Seller notifies Buyer that Seller requires retention of such records beyond two years, Seller shall have the right to take such records or pay Buyer’s customary storage charges for such post two year period.

6.5  Taxes. Seller shall accurately and in a timely manner complete and file all required tax returns regarding the Assets and the Business in the ordinary course for fiscal years 2009, and shall be responsible for the payment of all taxes and fees that accrue to Seller prior to the Closing Date. Buyer shall assume no Liabilities relating to taxes for the Assets or the operation of the Business arising before the Closing Date and Seller shall indemnify and hold Buyer harmless from any Losses incurred by Buyer as a result of such.

6.6  Confidentiality. Each Party shall, and shall cause its employees, advisers and agents to, maintain the confidentiality of this Agreement, the terms hereof, and all information and materials obtained from the other party; provided, however, that Buyer and Seller may provide information obtained from the other party to its shareholders, directors, advisors, agents, and employees for the limited purposes of analyzing, negotiating, financing, pursuing, and consummating the transactions contemplated by this Agreement. Provided however, Seller acknowledges that Buyer is a publicly traded company, and as a result may disclose the existence and the terms of this Agreement in accordance with applicable rules and regulations. Upon any termination of this Agreement, Buyer and Seller (and their respective representatives) will promptly return to the other party all materials obtained from such party in connection with the transactions contemplated by this Agreement and will certify the destruction of all copies thereof.

6.7  No Solicitation. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), the Parties shall not, directly or indirectly, either for itself or any other Person, (a) induce, attempt to induce, solicit or recruit any employee or independent contractor of a Party to leave that Party, (b) in any way interfere with the relationship between a Party and any employee or independent contractor of that Party, (c) employ, or otherwise engage as an employee, independent contractor, consultant or otherwise, any employee or independent contractor of the other Party, or (d) induce, attempt to induce or solicit any customer, supplier, licensee or business relation of a Party to cease doing business with that Party, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of that Party.

6.8  Competing Transaction. Unless this Agreement shall have been terminated pursuant to Section 11.1, Seller shall not, directly or indirectly through any officer, director, employee, agent affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including Seller’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Seller shall immediately cease any and all contacts, discussions and negotiations with third parties regarding a Competing Transaction. Seller shall notify Buyer if any proposal regarding a Competing Transaction (or any inquire or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

6.9  Non-compete. Rebecca A. Marcum, Dennis L. Marcum and Bill Mikkelsen shall execute at Closing a Noncompete Agreement in substantially the form set forth in Exhibit B hereto.

6.10  Further Assurances. In case at any time after the Closing Date for a period of one year, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the agreements thereunder, each of the Parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement and the agreements thereunder.

    6.11  Business Relationships. From the Closing and for sixty (60) days thereafter, Seller shall cooperate with Buyer to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing Date, including relationships with lessors, regulatory authorities, licensors, customers, suppliers and others; provided such cooperation shall not require Seller to expend more than four (4) hours per week during such 60-day period.

    6.12  Post-Closing Deliverable. As soon as practicable after the Closing, but no event later than 30 days thereafter, Seller shall provide to Buyer an itemized list of the assets, by location, including the manufacturer, model and original cost and date of purchase or an approximation thereof.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

7.1  Officer’s Certificate. On and dated as of the Closing Date, Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller,

(a)	Setting forth the Qualified Subscribers as of the Closing Date; and
(b)	Stating that the conditions set forth in Section 9.2 have been satisfied.

7.2   Warranties and Service Contracts on Assets. The Seller shall deliver to the Buyer assignments of all material service contracts, maintenance and support agreements or warranties on the acquired Assets, , to the extent assignable, or Seller shall cause them to be in full force and effect with the Buyer as the party to said contracts or warranties.

7.3  Required Consents. The Seller shall deliver to the Buyer all Required Consents,.

    7.4  Releases, Terminations and Other Filings. The Seller shall deliver to the Buyer all necessary authorizations, terminations, releases, amendments and any other filings relating to any Encumbrance on any of the Assets, including but not limited to any filings made pursuant to the UCC.

7.5  Deliveries. Seller shall have made all deliveries required by Section 9.2.

7.6  Accuracy of Representations and Performance of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects.

7.7  Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be actually pending.

    7.8  Approvals. All governmental and third party approvals, consents, permits or waivers necessary for Seller’s consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Buyer.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to sell, assign, transfer and deliver the Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by the Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

8.1  Accuracy of Representations and Performance of Buyer. The representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date, and each and all of the conditions and covenants to be performed or satisfied by hereunder at or prior to the Closing Date shall have been duly performed or satisfied.

8.2  Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be actually pending.

8.3  Officer’s Certificate. On and dated the Closing Date, Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer, stating that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

ARTICLE 9

CLOSING

9.1  Closing. The consummation of the transactions contemplated hereby will take place at the offices of Solomon Pearl Blum & Heymann LLP located at 40 Wall Street, 35th Floor, New York, New York, 10005, on the Closing Date, provided that the written approvals required in Section 9.2 have been delivered and the conditions set forth in Articles 7 and 8 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived. If the Closing has not occurred by the Closing Date because of a material breach of contract by one of the Parties, the breaching Party shall remain liable for breach of contract. The Parties agree that in the event they do not meet in person to close this transaction, that faxed and/or couriered executed documents shall be acceptable to close this transaction and that each Party shall work in good faith to ensure timely consummation of the transaction on the Closing Date.

9.2  Deliveries by Seller. At or prior to the Closing, or with respect to Section 9.2(g) only, two (2) days prior to the Closing Date, Seller shall deliver to Buyer the following items, in form and substance reasonably satisfactory to Buyer, provided that the obligation of Seller to make such deliveries shall depend upon the performance by Buyer of its obligations hereunder:

(a)

the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller, and such other instruments of transfer and conveyance required to vest in Buyer good and marketable title to the tangible personal property included in the Assets;

(b)	those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(c)	the Tower Leases and Transport Agreements;
(d)	a list of Qualified Subscribers;
(e)

the Required Consents to the extent necessary to satisfy the condition to Closing set forth in Section 7.3 and such other documents as may be reasonably necessary to consummate the transactions contemplated hereby, including but not limited to any and all authorizations, terminations, releases, amendments and filings relating to any Encumbrance on any of the Assets, including but not limited to any interest of any Secured Creditor as set forth in Section 4.8; and

(f)	that certain financial data necessary to make those adjustments contemplated by Section 3.2 to the extent known or then subject to calculation as of the date it is provided.

9.3  Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the following items, in form and substance reasonably satisfactory to Seller, provided that the obligation to make such deliveries shall depend upon the performance by Seller of its obligations hereunder:

(a)	the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
(b)	the certificate described in Section 8.3 duly executed by an authorized officer of Buyer; and
(c)	such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1  Survival. Unless otherwise provided for herein, the representations and warranties of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until the twelve-month anniversary of the Closing Date.

10.2  Indemnification by Seller.  Seller, its Affiliates, assigns and successor’s in interest agree to indemnify and defend Buyer, its officers, directors, shareholders, agents and each of its Affiliates (the “Buyer Indemnified Parties”) against, and agree to hold it and them harmless from, any Losses incurred or suffered by any of the Buyer Indemnified Parties relating to or arising out of any of the following:

(a)

any breach of, or inaccuracy in, any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)	any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement;
(c)	any alleged, contingent or absolute debt, claim, obligation or other liability of Seller other than the Assumed Liabilities;
(d)

any past, present or future claim by, on behalf of or with respect to, and any obligation or liability or loss relating to, current or former employees of Seller arising from or related to their employment with Seller prior to the Closing Date, including, without limitation, termination of their employment with Seller, any claim for unfair labor practices or any obligation with respect to any employee benefit plan;

(e)	any and all Taxes of Seller arising or relating to periods prior to Closing; or
(f)

any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with the acquisition contemplated herein.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Seller to satisfy the Excluded Liabilities under Section 2.3 and any claims made pursuant to Section 2.4, Seller shall have no indemnification obligation to Buyer under Section 10.2: (i) with respect to any claim of which Buyer gives notice to Seller later than the twelve-month anniversary of the Closing Date. With respect to indemnification under Section 10.2 for claims for the failure of Seller to satisfy the Excluded Liabilities, such indemnification obligations shall continue indefinitely (except to the extent reduced by applicable statutes of limitation), there shall be a $7,500 minimum threshold. In no event shall Seller’s indemnification obligation under Section 10.2 exceed the sum of the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

10.3  Indemnification by Buyer. Buyer agrees to indemnify and defend Seller, its officers, directors, shareholders, agents and each of its and their Affiliates (the “Seller Indemnified Parties”) against, and agrees to hold it and them harmless from, any Losses incurred or suffered by any of the Seller Indemnified Parties relating to or arising out of any of the following:

(a)

any breach of or any inaccuracy in any representation or warranty made by Buyer pursuant to this Agreement or any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)	any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out in this Agreement;
(c)	the Assumed Liabilities;
(d)	any claim by, or on behalf of or with respect to, and any obligation or liability or loss relating to, employees of Buyer employed in connection with the Business and arising after the Closing Date.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Buyer to satisfy the Assumed Liabilities, Buyer shall have no indemnification obligation to Seller under Section 10.3: (i) with respect to any claim of which Seller gives notice to Buyer later than the twelve-month anniversary of the Closing Date. With respect to indemnification under Section 10.3 for claims for the failure of Buyer to satisfy the Assumed Liabilities, such indemnification obligations shall continue indefinitely (except to the extent reduced by applicable statutes of limitation), there shall be no minimum threshold, and Seller shall be entitled to first dollar indemnification. In no event shall Buyer’s indemnification obligation under Section 10.3 exceed the sum of the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

10.4  Notice of Claims; Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of Section 12.6, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification unless the indemnifying party is materially prejudiced by the failure to give such notice). The indemnifying party may, at its own expense, (a) participate in and (b) upon notice to the indemnified party and the indemnifying party’s written agreement that the indemnified party is entitled to indemnification pursuant to Section 10.2 or Section 10.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (y) the indemnifying Party’s counsel is reasonably satisfactory to the indemnified Party and (z) the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party. Whether or not the indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. In the event that the indemnifying Party elects not to assume the defense of any claim, suit, action or proceeding, such election shall not relieve the indemnifying Party of its obligations hereunder.

10.5  Settlement or Compromise. No Party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Article 10 shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

ARTICLE 11

TERMINATION

11.1  Termination of Agreement. The parties may terminate this Agreement as provided below:

(a)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure prior to Closing, or (ii) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Article 7 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)

Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure prior to Closing, or (ii) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Article 8 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

11.2  Effect of Termination. If either party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder, other than the confidentiality obligations set forth in Section 6.6, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1  Expenses; Taxes. Each of Buyer and Seller shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

12.2  Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

12.3  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

12.4  Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any Party to this Agreement.

12.5  Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning Party which consent may be withheld in such Party’s sole discretion. Notwithstanding the foregoing, the Buyer shall have the right to assign its interests herein to an Affiliated entity.

12.6  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by facsimile or email (with notice of receipt), or if served personally on the party to whom notice is to be given, or if delivered by overnight private carrier, on the date of delivery and properly addressed as follows:

To Seller prior to the Closing Date:

On a Wave Wireless, Inc.

905 Iowa Ave.

Onawa, IA 51040

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

To Buyer:

KeyOn Communications Holdings, Inc.

4061 Dean Martin Drive

Las Vegas, NV 89103

Email: jason.lazar@keyon.com

702-403-1225

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

Michael J. Semack, Esq.

Solomon Pearl Blum Heymann & Stich LLP

40 Wall Street, 35th Floor

New York, NY 10005

212-267-7600

Email: msemack@solpearl.com

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

12.7 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Nevada (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. Subject to the provisions of Section 10.6, all remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

12.8  Dispute Resolution. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in either Monona County in Iowa or Federal District Court in Monona County, Iowa, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees to not bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served. Nothing in this Section will affect the right of any Party to serve legal process in any other manner permitted by or at equity.

12.9  Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and tender such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

12.10  Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

12.11  Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

12.12  Publicity. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law.

12.13  Entire Agreement. This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations and agreements, whether oral or written, between the Parties which are expressly merged into and superseded by this Agreement, and there are no representations, warranties or other agreements amount the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

12.14  Modification; Waiver. Except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. No provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement may be waived except in writing executed by the party against which such waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise or such right, power, or privilege or the exercise of any other right, power, or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

On a Wave Wireless, Inc.

By:_____________________________

Name:

Title:

KeyOn Communications Holdings, Inc.

By:________________________________

Name:

Title: